Exhibit 4.4.2

THE NADAQ STOCK MARKET, INC.

THE NADAQ STOCK MARKET, LLC

TO

LAW DEBENTURE TRUST COMPANY OF NEW YORK,

As Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of

November 9, 2006

TO

INDENTURE

Dated as of

April 22, 2005

3. 75% Convertible Notes due 2012

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of November 9, 2006, between The Nasdaq Stock Market, Inc., a Delaware corporation (hereinafter called “Nasdaq Inc.”), The Nasdaq Stock Market, LLC, a Delaware limited liability company (hereinafter called “Nasdaq LLC”), each having its principal office at One Liberty Plaza, New York, NY 10006, and Law Debenture Trust Company of New York, as trustee under the Original Indenture hereinafter referred to (hereinafter called the “Trustee”).

WITNESSETH

WHEREAS, Nasdaq Inc. has heretofore executed and delivered an indenture, dated as of April 22, 2005 (the “Original Indenture”), between Nasdaq Inc. and the Trustee, pursuant to which Nasdaq Inc. has issued $205,000,000 aggregate principal amount of its 3.75% Series A Convertible Notes due 2012 (the “Series A Notes”) and $240,000,000 aggregate principal amount of its 3.75% Series B Convertible Notes due 2012 (the “Series B Notes”, and together with the Series A Notes, the “Notes”);

WHEREAS, Nasdaq Inc. has entered into the First Supplemental Indenture dated as of December 8, 2005;

WHEREAS, Nasdaq Inc. and Nasdaq LLC have previously entered into an Assignment and Assumption Agreement pursuant to which certain assets and liabilities of Nasdaq Inc. were transferred from Nasdaq Inc. to the Nasdaq LLC;

WHEREAS, the Board of Directors and stockholders of Nasdaq Inc. have approved a transfer of the assets of Nasdaq Inc. substantially as an entirety to Nasdaq LLC, pursuant to the Contribution and Admission Agreement dated November 9, 2006 (the “Contribution Agreement”) to be consummated on the date hereof (the “Assignment”);

WHEREAS, Section 12.01 of the Original Indenture, provides, inter alia, that Nasdaq Inc. shall not sell, convey, transfer or lease the property and assets of Nasdaq Inc. substantially as an entirety to any other Person unless the resulting, surviving or transferee Person assumes all obligations of Nasdaq Inc. under the Notes, the Indenture and the Registration Rights Agreement as in said Section 12.01 provided;

WHEREAS, Nasdaq LLC, by entering into this supplemental indenture, has agreed to assume all the obligations of Nasdaq Inc. under the Notes, the Indenture and the Registration Rights Agreement (the “Assumption”);

WHEREAS, Nasdaq Inc. wishes to become a guarantor (in such capacity, the “Guarantor”), on a subordinated basis, of the obligations of Nasdaq LLC under the Indenture and the Notes and enter into an indenture supplemental to the Indenture providing for such guarantee (the “Subordinated Guarantee”);

WHEREAS, Section 11.01(b) of the Original Indenture provides that the Company and the Trustee may enter into indentures supplemental thereto to evidence the assumption by a successor Person of the obligations of the Company pursuant to Article 12 of the Indenture;

WHEREAS, Section 11.01(c) of the Original Indenture provides that the Company and the Trustee may enter into indentures supplemental thereto to add guarantees or guarantors with respect to the Notes;

WHEREAS, Nasdaq Inc. and Nasdaq LLC have each delivered to the Trustee resolutions of their respective Boards of Directors authorizing the execution and delivery of this Supplemental Indenture; and

WHEREAS, all conditions precedent related to this Supplemental Indenture have been satisfied.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Nasdaq Inc., Nasdaq LLC and the Trustee for the benefit of each other and for the benefit of the holders of the Notes agree as follows:

ARTICLE 1

DEFINITIONS

Terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Indenture.

ARTICLE 2

ASSIGNMENT AND ASSUMPTION

Effective immediately upon the consummation of the Assignment, Nasdaq LLC hereby assumes all obligations of Nasdaq Inc. under the Notes, the Indenture and the Registration Rights Agreement, including (but not limited to) the due and punctual payment of the Principal Amount of an Interest on all of the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed or satisfied by Nasdaq Inc.

ARTICLE 3

SUBORDINATED GUARANTEE

Section 3.01 Guarantee.

Immediately subsequent to the consummation of the Assignment and Assumption described in Article 2 hereof, and subject to the provisions of this Article 3, Nasdaq Inc., as Guarantor, hereby unconditionally guarantees to each holder of a Note that the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and all other obligations of Nasdaq LLC to the holders of the Notes and the Trustee hereunder, thereunder and under the Indenture will be promptly paid in full or performed, as the case may be, all in accordance with the terms hereof and thereof; and failing payment when due of any amount so guaranteed or any performance so guaranteed, as the case may be, for whatever reason, the Guarantor will be obligated to pay or perform the same, as the case may be, immediately. The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantor hereby confirms that it is its intention that this guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Subordinated Guarantee. To effectuate the foregoing intention, the obligations of the Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the obligations of the Guarantor under this Subordinated Guarantee not constituting a fraudulent transfer or conveyance.

Section 3.02 Subordinate of Guarantee. Payments under this Subordinated Guarantee shall be subordinated to the prior payment in full of all Guarantor Other Indebtedness (defined below) as follows:

No direct or indirect payment by or on behalf of Nasdaq Inc. under this Subordinated Guarantee with respect to any of the obligations on the Notes (a “Note Payment”) will be made, and no action against the Guarantor may be brought, if, at the time of such payment or the bringing of such action, there exists a default in the payment in cash of all or any portion of the principal of, or interest, if any, on any Guarantor Other Indebtedness when due, or any Guarantor Other Indebtedness has been accelerated, and such default shall not have been cured or waived in writing or the benefits of this sentence waived in writing by or on behalf of the holders of such Guarantor Other Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Guarantor Other Indebtedness, and upon receipt by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee of written notice, referring to the Indenture and entitled “Payment Blockage Notice” (a “Payment Blockage Notice”), from the holder or holders of any Guarantor Other Indebtedness, then, unless and until such event of default has been cured or waived in writing or has ceased to exist or any Guarantor Other Indebtedness has been discharged or repaid in full in cash (or such payment shall be duly provided for in a manner satisfactory to holders of any Guarantor Other Indebtedness) or otherwise to the extent holders of any Guarantor Other Indebtedness in their sole discretion accept satisfaction of amounts due by settlement in other than cash or the benefits of these provisions have been waived in writing by the holders of any Guarantor Other Indebtedness, no Note Payment will be made to such holders during a period (a “Payment Blockage Period”) commencing on the date of such receipt of the Payment Blockage Notice by a Responsible Officer of the Trustee and ending 364 days thereafter. The Trustee shall deliver a copy of the Payment Blockage Notice to Nasdaq Inc. as soon as reasonably practicable after receipt thereof. In the event that, notwithstanding the foregoing, any Note Payment shall be received by the Trustee at a time when such payment is prohibited hereunder, such Note Payment shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of any Guarantor Other Indebtedness, as their respective interests may appear.

Upon any payment or distribution of assets or securities of Nasdaq Inc. of any kind or character, whether in cash, property or securities, to the creditors of Nasdaq Inc. upon any dissolution or winding-up or total or partial liquidation or reorganization of Nasdaq Inc., whether voluntary or involutary, or in bankruptcy, insolvency, receivership or other similar proceedings relating to Nasdaq Inc., any assignment for the benefit of creditors or any marshalling of Nasdaq Inc.’s assets and liabilities, the holders of Guarantor Other Indebtedness shall be entitled to receive payment in full in cash of all obligations due in respect of such Guarantor Other Indebtedness or have provision made for such payment in a manner acceptable to holders of Guarantor Other Indebtedness, before the holders of the Notes or the Trustee on behalf of such holders shall be entitled to bring any action against Nasdaq Inc. with respect to this Subordinated Guarantee.

In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, any payment or distribution of assets or securities of Nasdaq Inc. of any kind or character, whether in cash, property or securities in respect of the principal, or interest on the Notes, shall be received by the Trustee or any Paying Agent or any holder of Notes at a time when such payment or distribution is prohibited by this Subordinated Guarantee such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of Guarantor Other Indebtedness, as their respective interests may appear, for application to the payment of all obligations in respect of such Guarantor Other Indebtedness remaining unpaid until all obligations in respect of such Guarantor Other Indebtedness have been paid in full in cash (or such payment shall be duly provided for in a manner satisfactory to the holders of such Guarantor Other Indebtedness) or otherwise to the extent holders of such Guarantor Other Indebtedness in their sole discretion accept satisfaction of amounts due by settlement in other than cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Guarantor Other Indebtedness.

Nasdaq Inc. shall give prompt written notice to the Trustee of any fact known to Nasdaq Inc. which would prohibit the making of any payment or distribution to or by the Trustee in respect of the Notes pursuant to the provisions of this Subordinated Guarantee. The Trustee shall not be charged with knowledge of the existence of any default or event of default with respect to Guarantor Other Indebtedness or of any other facts which would prohibit the making of any payment or distribution to or by the Trustee unless and until a Responsible Officer of the Trustee shall have received notice in writing at its Corporate Trust Officer to that effect signed by an Officer of Nasdaq Inc., or by a holder of Guarantor Other Indebtedness or agent therefor; and prior to the receipt of any such written notice, the Trustee shall be entitled to conclusively assume that no such facts exist; provided, however, that if the Trustee shall not have received such notice at least two Business Days prior to the date upon which by the terms of the Subordinated Guarantee any moneys shall become payable to any Noteholder for any purpose (including, without limitation, the payment of the principal of or interest on any Note), then, regardless of anything herein to the contrary, the Trustee shall have full power and authority to receive any moneys from Nasdaq Inc. and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date. The Trustee shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself or itself to be a holder of Guarantor Other Indebtedness (or a trustee on behalf of, or agent or other representative of, such holder) to establish that such notice has been given by a holder of Guarantor Other Indebtedness or a trustee or agent or representative on behalf of any such holder. A holder of Guarantor Other Indebtedness and any agent on behalf of such holder shall be entitled to deliver all notices required by this Subordinated Guarantee to the address of the Trustee set forth in or pursuant to Section 17.03 of the Indenture. In the event that the Trustee determines in good faith that any evidence is required with respect to the right of any Person as a holder of Guarantor Other Indebtedness to participate in any payment or distribution pursuant to this Subordinated Guarantee, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Guarantor Other Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Subordinated Guarantee, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. No right of any present or future holders of Guarantor Other Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Nasdaq Inc. or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by Nasdaq Inc. with the terms of the Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The provisions of this Subordinated Guarantee are intended to be for the benefit of, and shall be enforceable directly by, the holders of Guarantor Other Indebtedness.

Holders of Guarantor Other Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the holders of the Notes, without incurring responsibility to the holders of the Notes and without impairing or releasing the subordination provided in this Subordinated Guarantee or the obligations hereunder of the holders of the Notes to the holders of Guarantor Other Indebtedness, do any one or more of the following: (a) change the manner or place or time of payment of Guarantor Other Indebtedness or amend, supplement or otherwise modify any instrument evidencing the same or any agreement under which Guarantor Other Indebtedness is outstanding, guaranteed or secured; (b) sell, exchange, release or otherwise deal with any property pledge, mortgaged or otherwise securing Guarantor Other Indebtedness ; (c) release any Person liable in any manner for the collection of Guarantor Other

Indebtedness; and (d) exercise or refrain from exercising any rights against Nasdaq Inc. and any other Person.

“Guarantor Other Indebtedness” means, and without duplication, whether recourse is to all or a portion of the assets of the Guarantor and whether or not contingent, (i) all indebtedness, obligations and other liabilities of the Guarantor for borrowed money (including obligations of the Guarantor in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services; (ii) all reimbursement obligations and other liabilities of the Company with respect to letters of credit, bank guarantees or bankers’ acceptances; (iii) all obligations and liabilities in respect of leases of the Guarantor required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of the Guarantor and all obligations and other liabilities under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that the Guarantor is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of the Guarantor under such lease or related document to purchase or to cause a third party to purchase such leased property; (iv) all net obligations of the Guarantor with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement; (v) all direct or indirect guaranties or similar agreements by the Guarantor in respect of, and obligations or liabilities of the Guarantor to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (i) through (iv); (vi) any indebtedness or other obligations described in clauses (i) through (v) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by the Guarantor, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by the Guarantor; (vii) all other indebtedness or other obligations designated by Guarantor as “Guarantor Other Indebtedness” and (viii) any and all deferrals, supplements to, any indebtedness, obligation or liability of the kind described in clauses (i) through (vi); and for avoidance of doubt, Guarantor Other Indebtedness shall not include this Subordinated Guarantee.

With respect to the holders of Guarantor Other Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 3, and no implied covenants or obligations with respect to the holders of Guarantor Other Indebtedness shall be read into this Supplemental Indenture or the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Guarantor Other Indebtedness. The Trustee shall not be liable to any holders of Guarantor Other Indebtedness if the Trustee shall pay over or distribute to or on behalf of holders of Notes or to Nasdaq Inc. or to any Person, cash, property or securities to which any holders of Guarantor Other Indebtedness shall be entitled by virtue of this Article 3 or otherwise. The subordination provisions of this Article 3 shall not apply to the Subordinated Guarantee of

Nasdaq Inc. with respect to amounts due to the Trustee, or the rights of the Trustee to indemnification, pursuant to any provisions of the Indenture.

ARTICLE 4

EFFECTIVENESS OF AMENDMENT

Upon the execution and delivery of this Supplemental Indenture by each of Nasdaq Inc., Nasdaq LLC and the Trustee, this Supplemental Indenture shall become effective and the Indenture shall be amended and supplemented in accordance herewith, and the rights of the holders of the Notes modified hereby, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes authenticated and delivered under the Indenture shall be bound hereby.

ARTICLE 5

MISCELLANEOUS

Section 5.01 Execution as Supplemental Indenture. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part of thereof. Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Indenture.

Section 5.02 No Other Amendments. Except as expressly amended hereby, the Indenture shall continue in full force and effect in accordance with the provisions hereof.

Section 5.03 Trustee. The recitals contained herein are those of Nasdaq Inc. and Nasdaq LLC and not the Trustee, and the Trustee assumes no responsibility for the correctness of same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Supplemental Indenture.

Section 5.04 Provisions Binding on the Company’s Successors. Any covenants and agreements contained in this Supplemental Indenture made by Nasdaq Inc. and Nasdaq LLC shall bind their successors and assigns whether so expressed or not.

Section 5.05 Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law or any successor to such statue).

Section 5.06 Execution and Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 5.07 Headings. The article and section headings herein are for convenience only and shall not affect the construction hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Ronald Hassen
Name:	Ronald Hassen
Title:	Senior Vice President & Controller

THE NASDAQ STOCK MARKET LLC

By:	/s/ Ronald Hassen
Name:	Ronald Hassen
Title:	Senior Vice President & Controller

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ Daniel R. Fisher
Name:	Daniel R. Fisher
Title:	Senior Vice President